Exhibit 10.1

December 1, 2025

Chris Martin

Email – cnm.vrna@gmail.com

Re: Appointment to Oruka Therapeutics, Inc. Board of Directors

Dear Chris:

I am pleased to present this formal offer to join the Board of Directors (the “Board”) of Oruka Therapeutics, Inc. (the “Company”) as a member, Chair of our Compensation Committee and member of our Audit Committee. This offer is contingent upon (i) your completion of a Director & Officer Questionnaire with responses satisfactory to the Company, (ii) receipt of a background check satisfactory to the Company, and (iii) formal approval of your appointment by the Board. We very much look forward to your joining the Board and your many contributions to the growth and governance of the Company. Details of the Company’s offer are set forth below. The date upon which you commence service on the Board is referred to herein as the “Effective Date.”

1. Compensation. As soon as practicable following the Effective Date, subject to Board or committee approval, you will be granted a non-qualified stock option to purchase up to 35,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant (the “Option Award”). The Option Award will vest as to 1/36 of the Option Award on each monthly anniversary of the Effective Date, such that 100% of the Option Award will be vested by the third anniversary of the Effective Date, subject to your continued service on the Board through each vesting date. The Option Award will be governed by the terms of the related award agreements, the Company’s 2024 Stock Incentive Plan, and the terms and conditions approved by the Board.

Additionally, you will be entitled to cash compensation for service on the Board and standing Board committees as provided in the Company’s Non-Employee Directors’ Compensation Program. Such program currently provides an annual cash retainer for Board membership of $40,000 per year, as well as a cash retainer of $12,000 per year as the Chair of our Compensation Committee and $7,500 per year as a member of our Audit Committee. These retainers are payable in equal quarterly installments, in advance, prorated for any months of partial service. Cash and equity-based compensation for non-employee directors is generally reassessed annually and may be changed at any time by the Board.

The Company will reimburse you for ordinary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that you submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

2. Meetings. As we have discussed, the Board generally will meet on a quarterly basis, in-person twice a year and virtually twice a year. The Board may also hold ad-hoc telephonic meetings from time-to-time as the need arises. Some of the standing committees of the Board (i.e., Audit) will meet quarterly, while other committees (i.e., Compensation and Nominating and Corporate Governance) will meet on a cadence that more closely aligns with its obligations. Committees will also meet on an ad-hoc basis as needed.

3. Documentation. The Company will send you a Director & Officer Questionnaire that you will be required to complete, which seeks information required for the Board to make independence determinations for Nasdaq and other purposes, as well as information that may be required to be disclosed in SEC filings. Upon joining the Board, the Company will provide you with a customary indemnification agreement, which provides for indemnification by the Company for certain expenses that may arise relating to your Board service.

4. Approval and Disclosure Process. Following receipt of the above-referenced questionnaire, and subject to a formal vote of the Board, you will officially join the Company’s Board on a date to be mutually agreed between you and the Company. At a later time, we would announce your appointment to the Board or include such appointment in an appropriate future SEC filing. We will work with you to ensure that we have the necessary SEC filing codes to be able to file a Form 3 on your behalf in connection with your appointment to the Board.

We very much look forward to your addition to the Board and your many contributions to the growth of the Company. If this offer is acceptable, please countersign below and return a copy of this letter to my attention so that we may start the process of formalizing your new role on the Board.

Sincerely,

/s/ Lawrence Klein
Lawrence Klein
Chief Executive Officer

Agreed and Accepted:

/s/ Chris Martin
Chris Martin